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                                                                    Exhibit 21.1

List of Subsidiaries:

     P.F. Chang's China Bistro, Inc.
     Fleming Chinese Restaurants, Inc.
     P.F. Chang's II, Inc.
     P.F. Chang's III, Inc.
     P.F. Chang's IV, Inc.
     PFC Building III Limited Partnership
     PFCCB Texas
     PFCCB Club-Frankford
     PFCCB Loutex
     PFCCB NUCA
     PFCCB Florida
     PFCCB Southeast
     PFCCB East Coast
     PFCCB So Cal
     PFCCB Mid-Atlantic
     PFCCB Northwest
     PFCCB Halpern
     PFCCB Management, Inc.
     P.F. Chang's VI, Inc.
     PFCCB Equipment, LLC
     PFCCB Licensing, Inc.
     PFCCB Administration, Inc.
     Pei Wei Asian Diner, Inc.
     PFCCB So Cal II
     PFCCB Newtex
     Arbors Club, Inc.
     Pei Wei Asian Diner One LLC
     Pei Wei Diner Two LLP
     PFCCB Marlton LLC